      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1997


                                                      REGISTRATION NO. 333-24201
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               BAAN COMPANY N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          THE NETHERLANDS                             7372                              NOT APPLICABLE
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                      NUMBER)

                               BAAN COMPANY N.V.
                              VANENBURGERALLEE 13
                                 3882 RH PUTTEN
                                THE NETHERLANDS
                               011-31-341-375555
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                WIM H. HEIJTING
                               BAAN COMPANY N.V.
                               C/O BAAN USA, INC.
                              4600 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 462-4949
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                            MARK A. BERTELSEN, ESQ.
                             HOWARD S. ZEPRUN, ESQ.
                       WILSON, SONSINI, GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (415) 493-9300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION DATED MAY 20, 1997

PROSPECTUS
                                  $113,550,000

                               BAAN COMPANY N.V.
                  4.5% CONVERTIBLE SUBORDINATED NOTES DUE 2001

    This Prospectus relates to $113,550,000 aggregate principal amount of 4.5% Convertible Subordinated Notes due 2001 (the "Registrable Notes") of Baan Company N.V. ("Baan" or the "Company") which were originally sold by the Company in December 1996 and January 1997 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Deutsche Morgan Grenfell Inc., as the initial purchaser (the "Initial Purchaser") of the Registrable Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act) and the shares of the Company's common stock, par value NLG .01 per share ("Common Stock"), issuable upon conversion of the Registrable Notes. An additional $86,450,000 aggregate principal amount of 4.5% Convertible Subordinated Notes due 2001 (the "Bearer Notes") were issued by the Company in the Original Offering and sold by the Initial Purchaser in compliance with the provisions of Regulation S under the Securities Act (the Registrable Notes and Bearer Notes are collectively referred to as the "Notes"). The Registrable Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named from time to time in one or more supplements hereto or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of December 15, 1996 (the "Registration Rights Agreement") between the Company and the Initial Purchaser, entered into in connection with the Original Offering.


    The Registrable Notes are convertible into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $44.00 per share (equivalent to a conversion rate of 22.73 shares per $1,000 principal amount of Registrable Notes), subject to adjustment in certain events. On May 14, 1997, the closing price of the Common Stock, which is listed on the Nasdaq National Market under the symbol "BAANF," was $55 5/8 per share.

    Interest on the Registrable Notes is payable on June 15 and December 15 of each year, commencing on June 15, 1997. Principal and interest payments will be made without any deduction for withholding taxes of The Netherlands, except to the extent described under "Description of Notes -- Payment of Additional Amounts." The Notes are redeemable by the Company in the event of certain developments involving withholding taxes of The Netherlands. See "Description of Notes -- Redemption -- Redemption for Taxation Reasons." Otherwise, the Notes are not redeemable by the Company prior to December 16, 1998. On or after December 16, 1998 and prior to December 16, 1999, the Notes may be redeemed at the option of the Company, in whole or, from time to time, in part, at the then-applicable redemption price plus accrued interest, if the closing price of the Common Shares shall have exceeded 140% of the conversion price then in effect for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption. See "Description of Notes -- Redemption -- Optional Redemption." On or after December 16, 1999, the Notes will be redeemable at the option of the Company, in whole, or from time to time, in part, at the redemption prices set forth in this Prospectus, plus accrued interest. The Registrable Notes are not entitled to any sinking fund. The Notes will mature on December 15, 2001. The Registrable Notes issued and sold in the Original Offering in reliance on Rule 144A have been designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. Registrable Notes sold pursuant to the Registration Statement of which this Prospectus forms a part will not following such sale be eligible for trading on the PORTAL System. The Bearer Notes and the Company's Common Stock are also traded on the Amsterdam Stock Exchange.

    In the event of a Fundamental Change, subject to certain limitations, each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash, at a repurchase price equal to the then-applicable redemption price, subject to adjustment in certain events as described herein, plus accrued interest. See "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change."

    The Notes are unsecured obligations, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. See "Description of Notes -- Subordination."

    The Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus (the "Prospectus Supplement").

    The Selling Holders will receive all of the net proceeds from the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes.

    The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Registrable Notes and Common Stock issuable upon conversion of the Registrable Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE 8.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1997.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     The Company is a Netherlands corporation and a substantial portion of the Company's assets are located outside the United States. In addition, members of the Management and Supervisory Boards of the Company and certain experts named herein are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or the Company judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Since there is no treaty between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments, U.S. judgments are not automatically enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a U.S. court and not rendered by default, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld and be regarded by a Netherlands court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination or relitigation on the merits of the subject matter thereof, provided that the competent Netherlands court finds that the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable, that such judgment has been rendered in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of The Netherlands. Notwithstanding the foregoing, there can be no assurance that United States investors will be able to enforce against the Company, or members of the Management or Supervisory Boards or certain experts named herein who are residents of The Netherlands or countries other than the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on the Company or on the members of the Management or Supervisory Boards of the Company and certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against the Company or such members.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Northwestern Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, certain of the Company's securities are listed on the Nasdaq National Market and the Amsterdam Stock Exchange, and the aforementioned material may also be inspected at the offices of such exchanges. At the Amsterdam Stock Exchange, all notices in respect of the Notes will be published in the Official Price List (De Officiele Prijs-Courant van de Vereniging voor de Effectenhandel).

     The Company has filed with the Commission a registration statement on Form F-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the offering of the Registrable Notes and the Common Stock issuable upon conversion thereof made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement.

     In addition, the most recently filed annual report and audited statutory annual accounts and a copy of the current Articles of Association of the Company are available upon request, free of charge, during normal business hours at the offices of ABN AMRO Bank N.V., Herengracht 595, 1017 CE Amsterdam, The Netherlands. In addition, other documents mentioned in this Prospectus are available for inspection at the Company's offices in The Netherlands at Vanenburgerallee 13, 3882 RH Putten, The Netherlands. The Company is registered with the Trade Register of the Chamber of Commerce and Industry at Arnhem, The Netherlands, under number 09048765.

     The Company has agreed that if, at any time while the Registrable Notes or the Common Shares issuable upon conversion of the Notes are "restricted securities" within the meaning of the Securities Act, the Company is not subject to the reporting requirements of the Exchange Act, the Company will promptly furnish or cause to be furnished upon request of a Holder of restricted securities and to qualified prospective purchasers designated by such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, to the extent required to permit compliance with Rule 144A in connection with resales of Notes and such Common Shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 20-F for the year ended December 31, 1996;

          2. The Company's Report on Form 6-K dated January 15, 1997 relating to the Company's public announcement of the Original Offering; and

          3. The Company's Report on Form 6-K dated May 1, 1997 relating to the Company's Annual General Meeting of Shareholders to be held on May 20, 1997.

          4. The Company's Report on Form 6-K dated May 15, 1997 relating to the acquisition by Baan Company N.V. of Aurum Software, Inc.

     All documents filed by the Company pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company's headquarters in The Netherlands at Vanenburgerallee 13, 3882 RH Putten, The Netherlands, Attention: Chief Financial Officer, or to the Company's headquarters in the United States at 4600 Bohannon Drive, Menlo Park, CA 94025, U.S.A., Attention: Investor Relations Manager.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus or incorporated herein by reference.

                                  THE COMPANY

     Baan Company N.V. is a leading provider of open systems, client/server-based enterprise business software used by organizations worldwide to manage company resources and coordinate enterprise-wide functions such as sales forecasting, inventory control, procurement, distribution, finance and project management. The Company's BAAN IV software is designed to allow businesses of all sizes to adapt quickly to changes in the market, thereby enabling them to maintain a competitive advantage in the management of their critical business processes. It is also designed for rapid implementation and easy adaptation, and reconfiguration in response to changing organizational needs and technological advances. The Company currently has more than 2,200 customers worldwide, including Asea Brown Boveri Group, The Boeing Company, Fujitsu-ICL Systems, Inc., George Weston Foods Ltd., Hitachi Ltd., Levi Strauss Europe, Mercedes Benz US International, Inc., Northern Telecom Limited, Noranda Aluminum, Inc., Solectron Corporation, Oki Electric Industry Co. Ltd., Philips Medical Systems Nederland B.V., and Snap-on Incorporated. The Company sells and supports its products through direct and indirect distribution channels in 59 countries. The Company also has developed relationships with leading global providers of implementation and customization services, including the systems consulting groups of major public accounting firms such as KPMG Peat Marwick and systems integrators such as Cap Gemini Sogeti, IBM Global Services and Origin International.

                                  THE OFFERING


Securities Offered for
Resale........................   $113,550,000 principal amount of 4.5%
                                 Convertible Subordinated Notes due 2001 (the
                                 "Registrable Notes") (of a total initial offering of $200,000,000 principal amount of Notes, including $86,450,000 principal amount of Notes sold to non-U.S. investors under Regulation S).


Interest Payment Dates........   June 15 and December 15, commencing June 15,
                                 1997.

Conversion....................   The Registrable Notes are convertible into
                                 Common Shares at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $44.00 per share
                                 (equivalent to a conversion rate of
                                 approximately 22.73 shares per $1,000 principal amount of Registrable Notes), subject to adjustment.


Subordination.................   The Notes are subordinated in right of payment
                                 to all existing and future Senior Indebtedness
                                 (as defined). As of March 31, 1997, the
                                 aggregate amount of outstanding Senior
                                 Indebtedness was approximately $46 million
                                 (including a notional amount of approximately
                                 $44 million of foreign currency forward
                                 contracts). The Notes are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries, and the Company is a holding company and conducts substantially all of its operations through subsidiaries. The Indenture does not restrict the incurrence of additional Senior
                                 Indebtedness or other indebtedness by the Company or any of its subsidiaries. Under
                                 Netherlands law, in the event of an insolvency of the Company, the Notes may be effectively subordinated to both the Senior Indebtedness and all other non-secured and unsubordinated claims against the Company.


Optional Redemption...........   Except as described below under "Additional
                                 Amounts and Redemption for Taxation Reasons," the Notes are not redeemable by the Company prior to December 16, 1998. On or after December 16, 1998 and prior to December
                                 16, 1999, the Notes may be redeemed at the option of the Company in whole, or from time to time, in part, at the then-applicable redemption price plus accrued interest, if the closing price of the Common Shares shall have exceeded 140% of the conversion price then in effect for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption.
                                 On or after December 16, 1999, the Notes may be redeemed at the option of the Company in whole, or from time to time, in part, at any time, at the redemption prices set forth in this Prospectus, plus accrued interest.

Additional Amounts and
Redemption for Taxation
  Reasons.....................   The Company will pay Additional Amounts (as
                                 defined), subject to certain exceptions, in order that the Holders of Notes or coupons receive the full amount of the principal, premium, if any, and interest specified therein
                                 (including any amount payable under a
                                 repurchase of the Notes as described
                                 immediately below under "Repurchase at Option of Holders Upon a Fundamental Change") without deduction for or on account of withholding taxes of The Netherlands. In the event that the Company must pay such Additional Amounts as a result of a change in law, the affected Notes will be redeemable at the option of the Company, as a whole but not in part, at 100% of the principal amount thereof, plus any accrued interest to the redemption date and any Additional Amounts then payable.

Repurchase at Option of
Holders Upon a Fundamental
  Change......................   In the event of a Fundamental Change (as
                                 defined), each Holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash, at a repurchase price equal to the then applicable redemption price, subject to adjustment in certain events as described herein, plus accrued interest.

Use of Proceeds...............   The Company will not receive any of the
                                 proceeds from the resale of the Registrable
                                 Notes or the Common Stock issuable upon
                                 conversion thereof by the Selling Holders.

Registration Rights...........   Upon any failure by the Company to comply with
                                 certain of its obligations under the
                                 Registration Rights Agreement (as defined), additional interest will be paid on the Notes and any Common Stock issued upon conversion thereof.

Listing; Form and
Denomination..................   The Registrable Notes issued in the Original
                                 Offering in reliance on Rule 144A have been designated for trading on the PORTAL System.
                                 Registrable Notes sold pursuant to the
                                 Registration Statement of which this Prospectus is a part will not remain eligible for trading on the PORTAL System. The Notes are also listed on the Amsterdam Stock Exchange. Bearer Notes may be exchanged at the option of the Holder for Registrable Notes, but Registrable Notes may not be exchanged for Bearer Notes as a result of certain securities law and tax restrictions.

                                  THE COMPANY

     Baan is a leading provider of business management software for an open systems, client/server computing environment. Companies of all sizes around the world use Baan's software to control and automate business processes, ranging from accounting, order management and inventory procurement, to manufacturing and finished-goods delivery. Baan's software is targeted to companies needing to respond quickly to today's competitive global marketplace. The Company's products are targeted at organizations focused on increasing their market advantage by continually improving business processes. While its products have the functional depth for many market segments, the Company has optimized its products, services, and marketing efforts for key players and their entire supply/demand chain in four industries: automotive; electronics; process; and project-based industries, including heavy equipment manufacturing, project services, and aerospace and defense. Baan selected these markets based on three factors: well defined supply and demand chains; a focus on industry best practices; and market dynamics that require continuous assessment and re-assessment of business processes and the underlying information technology
(IT) infrastructure. Baan actively works with industry leaders in each market sector to help insure that the Company offers a highly competitive product which closely meets that industry's unique requirements.

     The cornerstone of Baan's strategy is to deliver scaleable, flexible solutions, which can be rapidly implemented and deliver a clear return on investment. To do this, the Company focuses on intuitive, graphical business modeling as a starting point for software implementation. As a result, Baan's software typically can be configured and implemented in as short a time period as three to twelve months, which the Company believes provides it with a competitive advantage. In addition, ongoing adjustments can be made to the system in response to changing market demands and changes in production and operational processes -- a capability which the Company calls "Dynamic Enterprise Modeling." According to leading market analysts such as Aberdeen Group, Advanced Manufacturing Research, Forrester Research, Gartner Group and Patricia Seybold Group, rapid implementation and capabilities for ongoing system re-configuration are critical differentiators for Baan's market space.

     Baan's software is flexible and can be successfully used in a variety of business, computing, and manufacturing environments. It offers functionality for a broad range of manufacturing practices: from make-to-stock to engineer-to-order manufacturing; single or multi-site environments located in one or multiple countries; support for an individual assembler or an entire supply chain; and large or small computing environments running on a broad range of platforms.

     Supported by a decentralized research and development organization, Baan has adopted a strategy of periodically reinventing its products -- rather than increasing the complexity of its software by adding layers of code as upgrades are developed. The Company believes this enables the consistent delivery of state-of-the-art solutions meeting the requirements of the "extended enterprise." Baan commenced shipment of its first information systems in The Netherlands in 1982, and since that time has introduced several new generations of products. Today, the Company is shipping BAAN IV, consisting of Baan Applications, Orgware and Baan Tools.

     - Baan Applications includes more than 100 integrated software modules for seven broad areas: manufacturing, constraint planning, distribution and transportation, finance, service management, project management, and process manufacturing.

     - Orgware is a set of tools, templates, and methodologies for business modeling and rapid software implementation. Orgware is the linchpin in Baan's vision for delivering Dynamic Enterprise Modeling, which the Company believes to be a key competitive differentiator.

     - Baan Tools is a fourth generation language (4GL) software development toolset used by Baan, its implementation providers, and end user customers to develop and modify Baan Applications.

     Over the past several years, the Company has significantly expanded its sales and service presence in North American, Latin American and certain European and Far Eastern markets. The Company's net revenues have grown from $122.9 million in 1994 to $388.0 million in 1996. The Company's overall number of employees has more than doubled from 943 persons at December 31, 1994 to 2,389 at December 31, 1996.

     The Company manages its business operations through corporate headquarters in Putten, The Netherlands and Menlo Park, California, as well as through regional sales and operational offices. Products are sold and supported through both direct and indirect channels in 59 countries. To augment its own offerings and infrastructure, the Company has partnered with leading technology and service providers. This includes implementation and value-added resale partners, such as Compuware Corporation, Origin International, IBM Global Services, and KPMG Peat Marwick, and technology partnerships with Digital Equipment Corporation, IBM, Compaq Computer Corporation, Hewlett-Packard Company, Informix Software, Inc., Intel Corporation, Microsoft Corporation, and Sun Microsystems, Inc. In 1996, the Company acquired Berclain Group Inc. (Berclain), a provider of manufacturing synchronization and scheduling software used to synchronize manufacturing across the supply chain, and Antalys, Inc. (Antalys) which provides software that enables a company's sales force to accurately and rapidly configure and price products and services.

     The Company has licensed more than 3,500 system installations to date to more than 2,200 customers worldwide within its targeted markets. Customers include Asea Brown Boveri Group, The Boeing Company, British Aerospace Limited, Fujitsu-ICL Systems, Inc., George Weston Foods Ltd., Hitachi Ltd., Levi Strauss Europe, Mercedes Benz US International, Inc., Northern Telecom Limited, Noranda Aluminum, Inc., Solectron Corporation, Oki Electric Industry Co. Ltd., Philips Medical Systems Nederland B.V., and Snap-on Incorporated.

     Baan Company N.V. is a Netherlands holding company with its statutory seat at Barneveld, The Netherlands, and conducts business through its domestic and international subsidiaries. The Company's business was founded in 1978 and Baan Holding B.V., the predecessor of Baan Company N.V., was incorporated in 1983. References in this Form F-3 to "Baan" or "the Company," unless the context otherwise requires, relate to Baan Company N.V., its predecessor, Baan Holding B.V., and its subsidiaries. The Company's headquarters are located at Vanenburgerallee 13, 3882 RH Putten, The Netherlands, telephone number (31) 341-375555, and at 4600 Bohannon Drive, Menlo Park, California 94025, telephone number (1) 415-462-4949.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained and incorporated by reference in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Notes offered hereby or the Common Shares issuable upon conversion thereof:

LIMITED PERIOD OF PROFITABILITY

     The Company has experienced substantial revenue growth in recent years, but its profitability, as a percentage of net revenues, has varied widely on a quarterly and annual basis. The Company was not profitable in 1993, and was only slightly profitable in 1994 due largely to recognition of $14.8 million in software license revenues from one large customer contract. Absent such contract, the Company would not have been profitable in 1994. Due to the Company's limited operating history on a significant international scale, the rate of growth of the Company's business and the variability of operating results in past periods, there can be no assurance that the Company's revenues will continue at the current level or will grow, or that the Company will be able to sustain profitability on a quarterly or annual basis. During 1996, the Company has experienced increases in accounts receivable as revenues have increased. Accounts receivable days sales outstanding (the ratio of the quarter-end accounts receivable balance to quarterly revenues, multiplied by 90) were 104 and 109 days as of December 31, 1995 and 1996, respectively. These increases in accounts receivable, together with increased investments by the Company in infrastructure and expansion of operations, have impacted cash flow from operations. Although the Company has in recent periods generated cash from operations, there can be no assurance that cash flow from operations in future periods will not be further impacted.

VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's net revenues and operating results can vary, sometimes substantially, from quarter to quarter. The Company's license revenues have in recent periods increased as a percentage of total net revenues. License revenues increased from 49% of total net revenues in 1994 to 52%, 58% and 62% of total net revenues in 1995, 1996 and the three month period ended March 31, 1997, respectively. The Company's revenues in general, and in particular its license revenues, are relatively difficult to forecast due to a number of reasons, including (i) the relatively long sales cycles for the Company's products, (ii) the size and timing of individual license transactions, (iii) the timing of the introduction of new products or product enhancements by the Company or its competitors, (iv) the potential for delay or deferral of customer implementations of the Company's software, (v) changes in customer budgets, and
(vi) seasonality of technology purchases and other general economic conditions. In the last three years, and particularly in its U.S. operations, the Company has made significant changes in its business focus, including greater emphasis on sales to larger customers. As a result, the Company has realized an increasingly high portion of total net revenues from individually large licenses, which could contribute to greater quarterly variability. While the Company believes that its allowance for doubtful accounts as of March 31, 1997 remains adequate, a significant portion of the Company's accounts receivable at such date are derived from sales of large licenses, often to new customers with which the Company does not have a payment history. Accordingly, there can be no assurances that the allowance will be adequate to cover any receivables which are later determined to be uncollectible, particularly if one or more large receivables becomes uncollectible.

     The Company's software products generally are shipped as orders are received. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses. The Company plans to increase expenditures in order to fund continued build-up of international operations, greater levels of research and development, a larger direct sales and marketing staff, development of new distribution and resale channels, and broader customer support capability, although annual expendi-tures will depend upon ongoing results and evolving business needs. To the extent such expenses precede or are not subsequently followed by increased revenues, the Company's operating results would be materially adversely affected.

     The Company believes that fourth quarter revenues have historically been positively impacted by year-end capital purchases by some large corporate customers. This seasonality, which the Company believes is common in the computer software industry, is likely to increase as the Company focuses on larger corporate accounts, and typically result in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter.

NORTH AMERICAN OPERATIONS

     The Company commenced its investment program in North America in 1993 and has a limited number of operational installations of its products at customer sites in North America. Accordingly, the Company has only a limited number of reference customers in North America. Many of these customers continue to implement the Company's products, and some of these customers are in the early stage of implementation. If the Company were to experience significant implementation problems at these or other reference sites in North America (or elsewhere), it could significantly impact future sales and operating results in North America (and elsewhere). In addition, in order to support the anticipated growth of the Company's business in the North American market, the Company continues to incur significant costs to build corporate infrastructure ahead of anticipated revenues. This includes developing experienced resources, through both internal hiring and establishing relationships with third party implementation providers, that are necessary to support customer installations of Baan's software and provide other customer services. The number of employees in North America has grown from 168 at December 31, 1993 to 180 at December 31, 1994, 309 at December 31, 1995, 637 at December 31, 1996 and 699 at March 31,
1997. In addition, the Company's operating expenses (exclusive of general corporate expenses) in North America have increased from $13.1 million for the year ended December 31, 1993 to $29.2 million, $44.7 million, $102.7 million and $34.0 million for the years ended December 31, 1994, 1995, 1996 and for the three months ended March 31, 1997, respectively. As a result of this expansion, the Company must continue to implement and improve its operational and financial control systems and to expand, train and manage its employee base and relationships with third party implementation providers, in order to provide high-quality training, product implementation and other customer services. These factors have placed, and are expected to continue to place, a significant strain on the Company's management and operations. There can be no assurance that the Company's North American operations will be successful or that the Company will be able to manage effectively an increased level of operations in North America. Any lack of success in North American markets or inability to manage these activities effectively would have a material adverse effect on the Company's results of operations.

MANAGEMENT OF GROWTH

     The Company's business has grown rapidly in the last five years, with total net revenues increasing from $46.8 million in 1992 to $388.0 million in 1996 and $123.9 million in the three months ended March 31, 1997. The growth of the Company's business and expansion of the Company's customer base has placed a significant strain on the Company's management and operations. The Company's recent expansion has resulted in substantial growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, resulting in increased responsibility for both existing and new management personnel. The Company's ability to support the growth of its business will be substantially dependent upon having in place highly trained internal and third party resources to conduct pre-sales activity, product implementation, training and other customer support services. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, to expand, train and manage its employee base and to work effectively with third party implementation providers. There can be no assurance that the Company will be able to manage its recent or any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's results of operations.

LEVERAGE AND SUBORDINATION

     Upon the issuance of the Notes pursuant to the Original Offering, the Company incurred an additional $200 million in indebtedness, which resulted in a significant increase in the Company's ratio of long-term debt to total capitalization which was 54% at March 31, 1997. As a result of this additional indebtedness, the Company's principal and interest obligations have increased substantially. The degree to which the Company is leveraged could materially adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

     The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, the ranking of certain claims against the Company, including but not limited to claims to be paid out of the proceeds of assets of the Company located in The Netherlands, will be governed by the law of The Netherlands. Under Netherlands law, in the event of an insolvency of the Company, there is a risk that a court of competent jurisdiction may determine that any payment on the Senior Indebtedness must on a pari passu basis also be made on all other non-secured and unsubordinated claims against the Company. In such case, the Notes would be effectively subordinated in right of payment to both the Senior Indebtedness and all other non-secured and unsubordinated claims against the Company at the time and the Holders of the Notes might not receive any payment until both the holders of Senior Indebtedness and all other unsubordinated creditors had been paid in full. The Notes are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries, and the Company is a holding company and conducts substantially all of its operations through subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of any such additional indebtedness or liabilities could adversely affect the Company's ability to pay its obligations on the Notes. As of March 31, 1997, the Company had approximately $46 million of Senior Indebtedness outstanding (including a notional amount of approximately $44 million of foreign currency forward contracts). In addition, as of March 31, 1997, subsidiaries of the Company had outstanding an aggregate of approximately $125 million of indebtedness and other liabilities(excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles). The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Notes -- Subordination."

COMPETITION

     The information management application software market is highly competitive, is changing rapidly, and is significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for open systems, client/server, Enterprise Resource Planning ("ERP") software solutions, and the Company's current and prospective competitors offer a variety of products and solutions to address this market. The Company's primary competition comes from a large number of independent software vendors and other sources including SAP AG ("SAP"), Oracle Corporation ("Oracle"), System Software Associates, Inc. and Peoplesoft Corporation ("Peoplesoft"). In addition, the Company faces indirect competition from suppliers of custom-developed business application software that have focused mainly on proprietary mainframe and minicomputer-based systems with highly customized software, such as the systems consulting groups of major accounting firms and systems integrators. The Company also faces indirect competition from systems developed by the internal MIS departments of large organizations.

     Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than the Company, greater name recognition, and a larger installed base of customers. In addition, certain competitors, including SAP, Oracle and Peoplesoft, have well-established relationships with customers of the Company. Further, because the Company's products run on relational database management systems ("RDBMS") and Oracle has the largest market share for RDBMS software, Oracle may have a competitive advantage in selling its application products to its RDBMS customer base. The Company may also face market resistance from the large installed base of legacy systems because of the reluctance of these customers to commit the time and effort necessary to convert to an open systems-based client/server software solution. Furthermore, as the client/server computing market develops, companies with significantly greater resources than the Company could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors of the Company.

     The Company relies on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of its products during the evaluation stage of the purchase process. Although the Company seeks to maintain close relationships with these third party implementation providers, many of these third parties have similar, and often more established, relationships with the Company's principal competitors. If the Company is unable to develop and retain effective, long-term relationships with these third parties, it would adversely affect the Company's competitive position. Further, there can be no assurance that these third parties, many of which have significantly greater financial, technical and marketing resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

     The Company believes that its success has been due in part to its focus on the client/server architecture of its software products. Certain of the Company's competitors currently offer products using client/server architecture, and the Company believes that many of its other competitors are actively developing client/server-based products, including certain large, well-established software companies that have announced their intent to introduce client/server ERP products. As a result, competition (including price competition) is likely to increase substantially, which could result in price reductions and loss of market share. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business.

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements, and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. In particular, the Company must continue to anticipate and respond adequately to advances in RDBMS software and desktop computer operating systems such as Microsoft Windows and its successors. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new products will achieve market acceptance.

     Historically, the Company has issued significant new releases of its software products approximately every two years with interim releases on a more frequent basis. As a result of the complexities inherent in both the RDBMS and client/server environments and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new products can require long development and testing periods to achieve market acceptance. The Company has on occasion experienced delays in the scheduled introduction of new and enhanced products. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. For example, Version 3.0 contained certain identified software errors which required correction in Version 3.1. There can be no assurance that the Company's most recent software release, BAAN IV, or future releases of the Company's products, will not contain further software errors. Any such errors could impair the market acceptance of these products and adversely affect operating results.

Problems encountered by customers installing and implementing new releases or with the performance of the Company's products could also have a material adverse effect on the Company's business and operating results. Customers have only recently commenced implementation of the BAAN IV version of the Company's software. If the Company were to experience delays in the introduction of new and enhanced products, or if customers were to experience significant problems with the implementation and installation of new releases or were to be dissatisfied with product functionality or performance, it could materially adversely affect the Company's business and operating results.

INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

     The Company's products are currently marketed in the United States, The Netherlands, Germany and 56 other countries as of December 31, 1996. Sales in the United States, The Netherlands and Germany accounted for 31%, 15% and 12%, respectively, of the Company's net revenues in the three months ended March 31, 1997. The Company's operations are subject to risks inherent in international business activities, including, in particular, general economic conditions in each country, overlap of different tax structures, management of an organization spread over various countries, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivables payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff and freight rates.

     A significant portion of the Company's business is conducted in currencies other than the U.S. dollar (the currency in which its financial statements are stated), primarily the Dutch guilder and the German mark. The Company has historically recorded a majority of its expenses in guilders, especially research and development expenses, and a substantial majority of its revenues has been denominated in guilders, marks and, more recently, U.S. dollars. As a result, appreciation in the value of the guilder relative to the value of the U.S. dollar could adversely affect operating results. Foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the currencies in which the Company conducts its business relative to the U.S. dollar have caused and will continue to cause foreign currency transaction gains and losses. In 1994, the Company incurred $1.9 million in foreign currency transaction losses. At the end of 1994, the Company reevaluated its currency management process, and established programs to reduce its foreign currency exposure. The Company incurred a foreign currency transaction net losses of $253,000 and $170,000 for the years ended December 31, 1995 and 1996, respectively. Starting in the fourth quarter of 1995, the Company established controls regarding the use of derivative financial instruments, which it uses primarily to offset the effects of exchange rate changes on intracompany cash flow exposures denominated in foreign currencies. These exposures include firm trade accounts, royalties, service fees and loans. The Company continues to evaluate its currency management policies. Notwithstanding the measures the Company has adopted, due to the number of currencies involved, the constantly changing currency exposures and the substantial volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results.

RELIANCE ON CERTAIN RELATIONSHIPS

     The Company relies on a number of consulting and systems integration firms to enhance its marketing, sales and customer support efforts, particularly with respect to implementation and support of its products as well as lead generation and assistance in the sales process. As the Company continues to implement its strategy of focusing on the licensing of its core software products, the Company will remain dependent upon third party implementation providers for product implementation, customization, customer support services and end user training. Many such firms have similar, and often more established, relationships with the Company's principal competitors. There can be no assurance that these third party implementation providers will provide the level and quality of service required to meet the needs of the Company's customers, that the Company will be able to maintain an effective, long term relationship with these third parties, or that these parties will continue to meet the needs of the Company's customers. If the Company is unable to develop and maintain effective, long-term relationships with these third parties, or if these parties fail to meet the needs of the Company's customers, the Company's business would be adversely affected. Although the Company has agreements with certain of these providers, these agreements are generally terminable by the third party providers at any time and do not impose specific obligations on the part of these third party providers. Further, there can be no assurance that these third party implementation providers, many of which have significantly greater financial, technical, personnel and marketing resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

DISCRETIONARY USE OF PROCEEDS OF ORIGINAL OFFERING

     The principal purposes of the Original Offering are to increase the Company's capital base and financial flexibility. The Company expects to use the net proceeds principally for general corporate purposes, including working capital, and potentially to acquire complementary businesses, products or technologies. However, the Company has no current specific plans for use of the net proceeds of this offering. As a consequence, the Company's management will have the ability to allocate the net proceeds of the offering at its discretion. There can be no assurance that the proceeds will be utilized in a manner that the Noteholders deem optimal or that the proceeds can or will be invested to yield a significant return. As of March 31, 1997, the Company had approximately $238.2 million of cash, cash equivalents and investments, substantially all of which will be invested in short-term, interest bearing, investment grade obligations for an indefinite period of time.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon a limited number of members of senior management of the Company and other key employees. The Company does not maintain key man life insurance on any personnel. The loss of the service of one or more key employees could have a material adverse effect on the Company. In addition, the Company believes that its future success will also depend in large part upon its ability to attract and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software industry is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to attract and retain such personnel could have a material adverse effect on the Company's business.

ABILITY TO ENFORCE THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS

     The Company relies on a combination of the protections provided under applicable copyright, trademark and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. Despite the Company's efforts, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States or The Netherlands. Accordingly, there can be no assurance that the Company will be able to protect its proprietary software against unauthorized third party copying or use, which could adversely affect the Company's competitive position.

     The Company, from time to time, receives notices from third parties claiming infringement by the Company's products of third party proprietary rights. There can be no assurance that legal action claiming patent or other intellectual property infringement will not be commenced against the Company, or that the Company would necessarily prevail in such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation; and in the event a claim against the Company was successful and the Company could not obtain a license on acceptable terms or develop or license a substitute technology, the Company's business and operating results would be materially adversely affected. The Company expects that software products will increasingly be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products overlap. Any such claim, with or without merit, could be time-consuming, result in costly litigation and require the Company to enter into royalty and licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable by the Company, or at all. In the event of a successful claim against the Company and the failure of the Company to develop or license a substitute technology, the Company's business and operating results would be materially adversely effected.

LEGAL PROCEEDINGS

     The Company is party to legal proceedings from time to time. There is no such proceeding currently pending which the Company believes is likely to have a material adverse effect upon the Company's business as a whole. Any litigation, however, involves potential risk and potentially significant litigation costs, and therefore there can be no assurances that any litigation which is now pending or which may arise in the future will not have such a material adverse effect.

CONTROL BY EXISTING SHAREHOLDERS

     Baan Investment B.V. owned approximately 43% of the Company's outstanding Common Shares, as of March 31, 1997. Jan Baan and J.G. Paul Baan, by virtue of their positions as managing directors of Baan Investment B.V. and the control they exercise over the entities that own and control the shares of Baan Investment B.V., effectively have the power to vote the Common Shares of the Company owned by Baan Investment B.V. Messrs. Baan and Baan will therefore also have the effective power to influence significantly the outcome of matters submitted for shareholder action, including the appointment of members of the Company's Management and Supervisory Boards and the approval of significant change in control transactions, and may be deemed to have control over the management and affairs of the Company. This significant equity interest in the Company may have the effect of making certain transactions more difficult absent the support of Jan Baan and J.G. Paul Baan, and may have the effect of delaying or preventing a change in control of the Company.

POSSIBLE VOLATILITY OF REGISTRABLE NOTES AND SHARE PRICE

     The market price of the Company's Common Shares has experienced significant fluctuations and may continue to fluctuate significantly. The market price of the Registrable Notes and the Common Shares into which the Registrable Notes are convertible may be significantly affected by factors such as the announcement of new products or product enhancements by the Company or its competitors, technological innovation by the Company or its competitors, quarterly variations in the Company's results of operations, changes in earnings estimates by market analysts, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Registrable Notes and the Common Shares.

LIMITATIONS ON REDEMPTION OF NOTES

     Upon a Fundamental Change (as defined), each Holder of Notes will have certain rights, at the Holder's option, to require the Company to redeem all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes tendered by the Holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from purchasing or redeeming any Notes or provide that a Fundamental Change would constitute an event of default thereunder. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes may constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the Company's existing bank facilities and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of

Notes. See "Description of Registrable Notes -- Repurchase at Option of Holders upon a Fundamental Change."

ABSENCE OF PUBLIC MARKET FOR THE REGISTRABLE NOTES

     The Registrable Notes were issued in the Original Offering to a small number of institutional buyers. The Notes issued in reliance on 144A have been designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. Registrable Notes sold pursuant to the Registration Statement of which this Prospectus forms a part will not remain eligible for trading on the PORTAL System. The Registration Statement of which this Prospectus forms a part is filed pursuant to the Registration Rights Agreement, which does not obligate the Company to keep the Registration Statement effective after the second anniversary of the last date of original issuance of the Registrable Notes or, if earlier, the date when all the Registrable Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement or may be resold without registration by persons that are not affiliates of the Company pursuant to Rule 144(k) under the Securities Act. The Company does not intend to apply for listing of the Registrable Notes on any U.S. securities exchange or to seek approval for quotation through any U.S. automated quotation system. The Initial Purchaser has advised the Company that it intends to make a market in the Registrable Notes. The Initial Purchaser is not obligated, however, to make a market in the Registrable Notes and any such market making may be discontinued at any time in the sole discretion of the Initial Purchaser without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Registrable Notes.

INTEGRATION OF ACQUISITIONS


     As part of its strategy to complement and expand its existing business and product offerings, the Company has recently entered into several acquisition agreements with third parties. In November 1996, the Company completed the acquisition of Antalys, Inc. ("Antalys"), a provider of order management and product configuration software. In addition, in May 1997, the Company signed an agreement to acquire Aurum Software, Inc. ("Aurum"), a provider of enterprise-wide sales-force automation software and distribution services. The Company expects to continue to pursue acquisitions of other companies with potentially complementary product lines, technologies and businesses. Although the Company currently has no agreement, understanding or arrangement with respect to any additional acquisitions, the Company evaluates potential strategic business opportunities which may be material in size and scope on an ongoing basis.



     Acquisitions, including those entered into by the Company to date, involve a number or risks and difficulties, including technology acceptance, expansion into new geographic markets and business areas, the diversion of management's attention, the assimilation of the operations and personnel of acquired companies and the integration of acquired companies' business and financial reporting systems with those of the Company. There can be no assurance that the Company will successfully integrate the operations of Antalys and Aurum or other acquired businesses, which could adversely affect the Company's results of operations. Further, possible future acquisitions by the Company could result in dilutive issuances of debt or equity securities, the incurrence of additional debt and contingent liabilities and additional amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's results of operations.


FOREIGN PERSONAL HOLDING COMPANY TAX RISK

     The Company or certain of its subsidiaries may in the future be characterized as a foreign personal holding company ("FPHC") if: (i) Jan Baan or J.G. Paul Baan or a member of either of their families were to become a U.S. resident or citizen, or to marry a U.S. resident or citizen and (ii) more than 60% of the gross income of the Company or a subsidiary were considered foreign personal holding company income. If such treatment were to occur, U.S. residents, citizens, corporations and other persons subject to U.S. taxation on the basis of net income who hold Common Shares would be required to include in their gross income as a dividend their pro rata portion of any undistributed income of the Company or a subsidiary so classified as a FPHC, even if no cash dividend were actually paid. Although neither the Company nor any subsidiary is currently a FPHC, the Company can give no assurances that changes in ownership of the shares currently held by Baan Investment B.V., or changes in ownership or residency of Jan Baan or J.G. Paul Baan or members of either of their families, will not cause the Company to be treated as a FPHC, nor is the Company undertaking any obligation to determine or disclose at any time in the future its status as a FPHC.

ENFORCEABILITY OF UNITED STATES JUDGMENTS AGAINST NETHERLANDS CORPORATIONS, DIRECTORS AND OFFICERS

     Judgments of United States courts, including judgments against the Company, its directors or its officers predicated on the civil liability provisions of the federal securities laws of the United States, are not directly enforceable in The Netherlands. See "Enforceability of Civil Liabilities."

OTHER MATTERS RELATED TO DUTCH COMPANIES

     As a Netherlands naamloze vennootschap (N.V.), the Company is subject to certain requirements not generally applicable to corporations organized in United States jurisdictions. Among other things, the issuance of shares by the Company must be submitted for resolution of the general meeting of shareholders, except to the extent such authority to issue shares has been delegated by the general meeting of shareholders to another corporate body. The issuance of shares by the Company is generally subject to shareholder preemptive rights, except to the extent that such preemptive rights have been excluded or limited by the general meeting of shareholders (subject to a qualified majority of two-thirds of the votes if less than 50% of the outstanding share capital is present or represented) or, in case the authority to issue shares has been delegated to another corporate body that has also been empowered by the general meeting of shareholders to exclude or limit such preemptive rights, by such corporate body. In this regard, the general meeting of shareholders has authorized the Management Board of the Company, upon approval by the Supervisory Board, to issue any authorized and unissued shares of the Company at any time up to and including March 31, 2001, and has authorized the Management Board, upon approval by the Supervisory Board, to exclude or limit shareholder preemptive rights with respect to any issuance of such shares up to and including such date. Such authorizations may be renewed by the general meeting of shareholders from time to time, or by the Company's Articles of Association pursuant to an amendment to that effect, for up to five years at a time. This authorization would also permit the issuance of shares in an acquisition, provided that shareholder approval is required in connection with a statutory merger (except that, in certain limited circumstances, the management board of a surviving company may resolve to legally merge the company). Shareholders do not have preemptive rights with respect to shares which are issued against payment other than in cash, shares which are issued to employees of the Company or of a group company or shares which are issued to someone exercising a previously acquired right to subscribe for shares. In addition, certain major corporate decisions are subject to prior approval or advice by the Works Council established at Baan Development B.V. and Baan Nederland B.V., two Dutch subsidiaries of the Company.

       EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

     Except as set forth below, there are currently no limitations under the laws of The Netherlands to the rights of Holders from outside The Netherlands to hold Notes or to hold or vote Common Shares. Payments of principal and interest on the Notes will be made in U.S. dollars. Cash distributions, if any, payable on the Common Shares in Dutch guilders may be officially transferred from The Netherlands and converted into any other currency without Netherlands legal restrictions, except that for recording purposes such payments and transactions must be reported by the Company to The Netherlands Central Bank. Exceptions may apply to the above under applicable Netherlands sanctions regulations regarding Iraq and Libya.

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company has entered into indemnification agreements with its directors and executive officers, providing for indemnification by the Company against any liability to which a director or executive officer may be subject for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation), arising out of or in any way related to acts or omissions as a member of the Management or Supervisory Board, or an executive officer, or in any other capacity in which services are rendered to the Company or its subsidiaries. The Company believes that the indemnification agreements will assist the Company in attracting and retaining qualified individuals to serve as directors and executive officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if indemnification is expressly prohibited under applicable law,
(ii) for certain violations of securities laws or (iii) for certain claims initiated by the officer or director. Generally, under Netherlands law a director will not be held personally liable for decisions made with reasonable business judgment, absent self dealing. In addition, indemnification may not be available to directors or officers under Netherlands law if any act or omission by a director or officer would qualify as willful misconduct or gross negligence. Due to the lack of applicable case law, it is not clear whether indemnification is available in case of a breach of securities laws of the United States. See "Enforceability of Civil Liabilities."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. The ratio of earnings to fixed charges represents the number of times that fixed charges were covered by earnings. The ratio of earnings to fixed charges is computed by dividing (a) earnings before taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases.

                                                                                      THREE MONTHS
                                                                 FISCAL YEAR ENDED       ENDED
                                                                    DECEMBER 31       ------------
                                                                -------------------    MARCH 31,
                                                                1994   1995    1996       1997
                                                                ----   -----   ----   ------------
Ratio of Earnings to Fixed Charges............................  2.6x   10.4x   14.0x      6.1x

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Registrable Notes or the Common Stock issuable upon conversion thereof by the Selling Holders.

                              DESCRIPTION OF NOTES

     The Notes were issued under an indenture dated as of December 15, 1996 (the "Indenture"), between the Company and Marine Midland Bank, as trustee (the "Trustee"). A copy of the form of the Indenture and the Registration Rights Agreement (as defined below) have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to Baan Company N.V., a Netherlands corporation, and not its subsidiaries.

GENERAL

     The Notes are unsecured subordinated obligations of the Company, will mature on December 15, 2001 and be payable at a price of 100% of the principal amount thereof. The Notes bear interest at 4.5% per annum from December 23, 1996, payable semiannually on June 15 and December 15 of each year, commencing on June 15, 1997.

     The Notes are convertible into Common Shares initially at the conversion price stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "-- Conversion," at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased.

     The Notes are redeemable (a) in the event of certain developments involving withholding taxes of The Netherlands as defined below under "-- Redemption -- Redemption for Taxation Reasons" at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to, but excluding, the Redemption Date (as defined) and (b) at the option of the Company under the circumstances and at the redemption prices set forth below under "-- Redemption -- Optional Redemption," plus accrued interest to, but excluding, the Redemption Date.

CONVERSION

     The Holder of any Note will have the right at the Holder's option to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Shares at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $44.00 per share (equivalent to a conversion rate of approximately 22.73 shares per $1,000 principal amount of Notes). The conversion price is subject to adjustment from time to time as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Business Day prior to the Redemption Date or the Repurchase Date (as defined) for such Note, as the case may be.

     Under Netherlands law, the issue price of each Common Share issuable upon conversion will be the Dutch guilder equivalent of the conversion price (or adjusted conversion price as described below), converted into Dutch guilders at the rate of exchange of U.S. dollars into Dutch guilders prevailing in The Netherlands at the time of conversion and such issue price may not be less than the par value of such Common Share. In the event that at the time of any conversion the conversion price then in effect and the prevailing exchange rate would result in an issue price of less than the par value of a Common Share, for purposes of such conversion, the conversion price will be deemed to be the conversion price that results in an issue price that is as close as possible to, but not less than, such par value.

     The right of conversion attaching to any Registrable Note may be exercised by the Holder thereof by delivering the Registrable Note at the Corporate Trust Office of the Trustee or at the specified office of a Conversion Agent, accompanied by a duly signed and completed notice of conversion. Beneficial owners of interests in a registered global Note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. Such notice of conversion can be obtained at the office of any Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full Common Shares issuable upon conversion, together with payment in lieu of any fraction of a share in an amount determined as set forth below; such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder. Such Common Shares issuable upon conversion of the Notes will be fully paid and nonassessable. Common Shares issued upon conversion of Notes delivered for conversion to the Corporate Trust Office of the Trustee will be issued in registered form. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date, but before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion. Such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result, a Holder that surrenders Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Shares, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Shares as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Shares on the day of conversion.

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Shares on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Shares in a name other than that of the Holder of the Note. Certificates representing Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

     The initial conversion price of $44.00 per Common Share is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Shares as a dividend or distribution on Common Shares of the Company; (ii) certain subdivisions and combinations of the Common Shares; (iii) the issuance to all holders of Common Shares of certain rights or warrants to purchase Common Shares (provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration thereof); (iv) the distribution to all holders of Common Shares of shares of capital stock of the Company (other than Common Shares) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash and excluding distributions pursuant to a split-up except as otherwise provided by the second succeeding paragraph below); (v) distributions consisting of cash, excluding any semiannual cash dividend on the Common Shares to the extent that the aggregate cash dividend per Common Share in any semiannual period does not exceed the greater of (x) the amount per Common Share of the next preceding semiannual cash dividend on the Common Shares to the extent that such preceding semiannual dividend did not require an adjustment of the conversion price pursuant to this clause (v), and (y) 7.5% of the average of the daily Closing Prices (as defined in the Indenture) of the Common Shares for the ten consecutive Trading Days (as defined in the Indenture) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Shares to the extent that the cash and value of any other consideration included in such payment per Common Share exceeds the Current Market Price (as defined in the Indenture) per Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Supervisory Board is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a semiannual dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of semiannual cash dividend permitted to be excluded pursuant to such clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a semiannual dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause
(vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Shares to more than 25% of the total Common Shares outstanding and if the cash and value of any other consideration included in such payment per Common Share, exceeds the Current Market Price per Common Share on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

     The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price. No adjustment of the conversion price will result in zero or in a negative number. In the event that at the time of any conversion of a Note the conversion price then in effect and the prevailing exchange rate would result in an effective per share issue price (expressed in Dutch guilders) of less than the par value of a Common Share, for purposes of such conversion, the conversion price will be deemed to be the conversion price that results in an issue price that is as close as possible to, but not less than, such par value.

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Shares), or in case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of a split-up of the Company pursuant to which the assets and liabilities of the Company are transferred to one or more Persons and the Company ceases to exist, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or split-up by a holder of the number of Common Shares into which such Note was convertible immediately prior thereto (assuming such holder of Common Shares failed to exercise any rights of election and that such Note was then convertible). In the event of a split-up of the Company pursuant to which all or a portion of the assets and liabilities of the Company are transferred to one or more Persons and the Company continues to exist, such split-up shall be treated as a distribution to all holders of Common Shares to which clause (iv) of the second preceding paragraph above shall apply.

     The Company from time to time may reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Supervisory Board has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive.

     If at any time the Company makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Shares or rights to subscribe for Common Shares) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to Holders of Notes.

SUBORDINATION

     The indebtedness evidenced by the Notes is subordinated in right of payment to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness (as defined). Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization (including any of the foregoing as a result of bankruptcy or moratorium of payment), the payment of the principal of, or premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined in the Indenture), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and Holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture. In addition, the ranking of certain claims against the Company, including but not limited to claims to be paid out of the proceeds of assets of the Company located in The Netherlands, will be governed by the law of The Netherlands. Under Netherlands law, in the event of an insolvency of the Company, there is a risk that a court of competent jurisdiction may determine that any payment on the Senior Indebtedness must on a pari passu basis also be made on all other non-secured and unsubordinated claims against the Company. In such case, the Notes would be effectively subordinated in right of payment to both the Senior Indebtedness and all such other non-secured and unsubordinated claims against the Company at the time and the Holders of the Notes might not receive any payment until both the holders of Senior Indebtedness and all other unsubordinated creditors had been paid in full.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is "pari passu" or "junior" to the Notes. Notwithstanding the foregoing, the Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company. The term "Indebtedness" means, with respect to any Person (as defined in the Indenture), and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof)(other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f). The term "Designated Senior Indebtedness" means the Company's obligations under the Credit Agreement (as defined in the Indenture) and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     The Notes are obligations exclusively of the Company. The Company is a holding company whose principal assets are its subsidiaries. Since substantially all of the operations of the Company are conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to the Company. Such subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends or distributions and the making of loans and advances to the Company by any such subsidiaries could be subject to statutory or contractual restrictions, could be contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive any assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     As of March 31, 1997, the Company had approximately $46 million of indebtedness outstanding that would have constituted Senior Indebtedness (including a notional amount of approximately $44 million of foreign currency forward contracts). In addition, as of such date, the Company's subsidiaries had approximately $125 million of indebtedness and other liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles) as to which the Notes would have been effectively subordinated. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of any such additional indebtedness and other liabilities could adversely affect the Company's ability to pay its obligations on the Notes. The Company expects from time to time to incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur additional indebtedness and other liabilities. See "Risk
Factors -- Leverage and Subordination."

     In the event that, notwithstanding the foregoing, the Trustee or any Holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness of the Company or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company.

     The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to those of Holders of the Notes in respect of all funds collected or held by the Trustee.

REDEMPTION

     OPTIONAL REDEMPTION

     The Notes are not entitled to any sinking fund. At any time on or after December 16, 1998, the Notes will be redeemable at the Company's option on at least 20 and not more than 60 days' notice as a whole or, from time to time, in part at the following prices (expressed as percentages of the principal amount), together with accrued interest to, but excluding, the Redemption Date, except that prior to December 16, 1999 the Notes will not be redeemable at the option of the Company unless the closing price of the Common Shares shall have exceeded 140% of the conversion price then in effect for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption.

     If redeemed during the 12-month period beginning December 15:

                                                                            REDEMPTION
                                       YEAR                                   PRICE
        ------------------------------------------------------------------  ----------
        1998..............................................................     102.7%
        1999..............................................................     101.8
        2000..............................................................     100.9

and 100% at December 15, 2001; provided that any semi-annual payment of interest becoming due on the Redemption Date shall be payable to the Holders of record on the Regular Record Date of the Notes being redeemed.

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a Holder's Notes is selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

     REDEMPTION FOR TAXATION REASONS

     If, as a result of any change in, or amendment to, the laws or regulations prevailing in The Netherlands or any political subdivision or taxing authority thereof or therein, which change or amendment becomes effective on or after December 12, 1996 or as a result of any application or official interpretation of such laws or regulations not generally known before that date (a "Tax Law Change") the Company is or would be required on the next succeeding Interest Payment Date to pay Additional Amounts (as defined), and such requirement or obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may redeem the affected Notes in whole, but not in part, at any time, on giving not less than 20 days' notice, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to, but excluding, the Redemption Date and any Additional Amounts then payable, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to withhold or pay Additional Amounts were a payment in respect of the Notes then made.

     Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company and reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the affected Notes shall continue as long as the Company is obligated to pay Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts.

PAYMENT AND CONVERSION

     The principal of Registrable Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in The City of New York, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registrable Notes in excess of $2,000,000) maintained by the Holder with, a bank in The City of New York. Payment of any installment of interest on Registrable Notes will be made to the Person in whose name such Registrable Notes (or any predecessor Registrable Note) is registered at the close of business on June 1 or December 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in The City of New York mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registrable Notes in excess of $2,000,000) maintained by the Holder with a bank in The City of New York. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

     Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York or Amsterdam, The Netherlands, are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

     Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States and at the Corporate Trust office of the Trustee in the Borough of Manhattan, the City of New York. Notes surrendered for conversion must be accompanied by appropriate notices, any unmatured coupons and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion."

     The Company has initially appointed as Paying Agents and Conversion Agents, the Trustee at its Corporate Trust Office and ABN AMRO Bank N.V. in Amsterdam, The Netherlands. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in The City of New York, for surrender of Notes for conversion, and in a Western European city for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-- Notices" below.


     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to the Holder of any Note or any coupon appertaining thereto such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note or in such coupon to be then due and payable; provided however, that the foregoing obligation to pay Additional Amounts will not apply to:

          (a) any tax, assessment or other governmental charge which would not have been so imposed but for the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a partnership or a corporation) and The Netherlands or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary or resident of The Netherlands or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein;

          (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Registrable Notes for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

          (d) in the case of the Registrable Notes, any tax, assessment or other governmental charge which would not have been imposed but for the failure of such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) of such Registrable Note to comply with a request by the Company addressed to such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (A) to provide information concerning the nationality, residence or identity of such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

          (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

          (f) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the Holder of the Note; or

          (g) any combination of items (a), (b), (c), (d), (e) and (f).

Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the Redemption Date with respect to any redemption of the Notes described in the first paragraph under "Redemption -- Redemption for Taxation Reasons" to the extent that the Company's obligation to pay such Additional Amounts arises from the Tax Law Change that resulted in such redemption.

REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

     If a Fundamental Change (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of a Note that is $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price (the "Repurchase Price") (expressed as a percentage of the principal amount) equal to
(i) 104.5% if the Repurchase Date is during the 12-month period beginning December 15, 1996, (ii) 103.6% if the Repurchase Date is during the 12-month period beginning December 15, 1997 and (iii) thereafter at the redemption price set forth under "-- Redemption -- Optional Redemption" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall repurchase such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date.

     Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or any Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. Beneficial owners of an interest in a registered global Note may exercise the repurchase right by delivering the appropriate instruction form for repurchases at the election of Holders pursuant to the DTC book-entry repurchase program.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the Common Shares shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, split-up, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock or shares which are (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States or Western European securities exchange or approved for quotation on the Nasdaq National Market or any similar United States or Western European system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Shares receive only cash, the amount of cash received by the holder of one Common Share and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Shares during the ten Trading Days prior to the record date for the determination of the holders of Common Shares entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if no such record date exists, the date upon which the holders of the Common Shares shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $22.83 (which is equal to 66 2/3% of the last sale price of the Common Shares reported on the Nasdaq National Market on December 12, 1996, as reflected on the cover page of this Offering Memorandum) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $22.83 to the conversion price specified on the cover page of this Prospectus (without regard to any adjustment thereto).

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

     Upon a Fundamental Change (as defined), each Holder of Notes will have certain rights, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the Repurchase Price for all Notes tendered by the Holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from purchasing or redeeming any Notes or provide that a Fundamental Change would constitute an event of default thereunder. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under the Company's then existing bank facilities and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company may, to the extent permitted by applicable law, be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid and all unmatured coupons attached to them or surrendered with them may not be re-issued or resold and will be cancelled promptly.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving entity) or transfer or lease its properties and assets substantially as an entirety to any Person unless the Person formed by such merger or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance of the other covenants of the Company under the Indenture. The Company also may not consummate a split-up unless, following conclusion of the split-up, there would be at least one obligor that is fully liable for the payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance of the other covenants of the Company under the Indenture.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due; (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days; (c) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than as specified in clause (d) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default as specified in clause (d) above occurs and is continuing, then the principal of, and accrued interest on, all the Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the Holders of the Notes or the Trustee. For information as to waiver of defaults, see "-- Meetings, Modification and Waiver."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests.

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least the lesser of a majority in aggregate principal amount of the Notes at the time Outstanding and 66 2/3% of the aggregate principal amount of the Notes represented and entitled to vote at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note or coupon affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note or coupon, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note or coupon, (c) reduce the amount payable upon a redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts described above in a manner adverse to the Holders, (f) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note or coupon, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or coupon, (h) modify the obligation of the Company to maintain an office or agency in The City of New York and in a Western European city, (i) adversely affect the right to convert Notes, (j) modify the subordination provisions in a manner adverse to the Holders of the Notes, (k) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (l) reduce the percentage of aggregate principal amount of

Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (m) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Shares issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent. The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

REGISTRATION RIGHTS

     In connection with the Original Offering, the Company entered into a Registration Rights Agreement with the Initial Purchaser, pursuant to which the Company, at the Company's expense for the benefit of the holders of the Registrable Notes and the Common Shares issuable upon conversion thereof (together, the "Registrable Securities"), (i) has filed with the Commission this registration statement (the "Shelf Registration Statement") covering resales of the Registrable Securities, (ii) will use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Registrable Notes and
(iii) will use its reasonable efforts to keep effective the Shelf Registration Statement until the second anniversary of the last date of original issuance of Registrable Notes or such earlier date as all Registrable Securities shall have been disposed of or on which all Registrable Securities held by persons that are not affiliates of the Company may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). The Company will be permitted to suspend the use of the prospectus which is part of the Shelf Registration Statement in connection with the sales of the Registrable Securities during certain periods of time under certain circumstances relating to pending corporate developments, public filings with the Commission and other events. The Company will provide to each holder of Registrable Securities copies of the prospectus that is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit public resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.

     If (i) on or prior to 90 days following the date of original issuance of the Registrable Notes a Shelf Registration Statement has not been filed with the Commission or (ii) on or prior to the 180th day following the date of original issuance of the Registrable Notes, such Shelf Registration Statement is not declared effective (each, a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the Registrable Notes, from and including the day following such Registration Default until such time as such Shelf Registration Statement is filed or such Shelf Registration Statement is declared effective, as the case may be. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount, to and including the 90th day following such Registration Default and one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that during the Effectiveness Period the Shelf Registration Statement ceases to be effective for more than 90 days or the Company suspends the use of the prospectus which is a part thereof for more than 90 days, whether or not consecutive, during any 12-month period, then the interest rate borne by Registrable Notes will increase by an additional one-half of one percent (0.50%) per annum from the 91st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective or the Company suspends the use of the prospectus which is a part thereof, as the case may be, until the earlier of such time as (i) the Shelf Registration Statement again becomes effective, (ii) the use of the related prospectus ceases to be suspended or (iii) the Effectiveness Period expires. The Company has agreed in the Registration Rights Agreement to use its reasonable efforts to cause such Common Shares issuable upon conversion of the Registrable Notes to be quoted on the Nasdaq National Market, or, if the Common Shares are not then quoted on the Nasdaq National Market, to be listed on such exchange or market in the United States as the Common Shares are then listed, upon effectiveness of the Shelf Registration Statement.

     The summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL CERTIFICATES

     Upon the initial sale of Registrable Notes offered hereby, each Selling Holder will be required to deliver a notice ("Notice") of such sale to the Trustee and the Company. The Notice will, among other things, identify the sale as a transfer pursuant to the Registration Statement of which this Prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisfied, and certify that the Selling Holder and the aggregate principal amount of Notes owned by such holder are identified in the Prospectus in accordance with the applicable rules and regulations under the Securities Act.

     Upon the initial transfer pursuant to the Registration Statement of which this Prospectus forms a part, the Registrable Notes will be represented by one or more global notes (the "Global Note") in definitive, fully registered form, without coupons. Each such Global Note will be deposited upon issuance with, or on behalf of, Depository Trust Company ("DTC") and registered in the name of DTC or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, the Global Note may be transferred, whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participant organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's systems is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     Pursuant to procedures established by DTC, (i) upon direct deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes). The laws of some states require that certain persons take physical delivery in definitive form of securities that they will own. Consequently, the ability to transfer Registrable Notes will be limited to that extent.

     Except as described below, owners of interests in the Global Note will not have Registrable Notes registered in their names, will not receive physical delivery of Registrable Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

     None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participants's records relating to the beneficial ownership interests in the Global Note or (ii) any other matters relating to the actions and practices of DTC or any of its Participants.

     Payments in respect of the principal of, premium, if any, and interest on any Registrable Notes registered in the name of the Global Note Registered Owner or any relevant record will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose name the Registrable Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has nor will have any responsibility or liability for the payment of such amounts to beneficial owners of the Registrable Notes or for any other matters relating to actions or practices of DTC or any of its Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect to securities such as the Registrable Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Registrable Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participant and the beneficial owners, and not the responsibility of the DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Registrable Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner of the Registrable Notes represented by such Global Notes for all purposes under the Indenture and the Registrable Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Transfer between Participants in DTC will be effected in the ordinary way in accordance with DTC rules.

     The Company expects that DTC will take any action permitted to be taken by a holder of Registrable Notes (including the presentation of Registrable Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Registrable Notes as to which such Participant or Participants has or have given such direction.

     Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not obtained, the Company will issue definitive certificated Registrable Notes in exchange for a Global Note. Such definitive certificated Registrable Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Upon issuance of Registrable Notes in definitive certificated form, the Trustee is required to register the Registrable Notes in the name of, and cause the Registrable Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

     The information in this section concerning DTC and DTC's book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

TITLE

     Subject to applicable law, the Company, the Trustee, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the Security Register) of any Registrable Note as the absolute owner thereof (whether or not such Registrable Note or coupon shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of the Notes will be given by publication in Authorized Newspapers (as set forth in the Indenture). Notices to Holders of Registrable Notes will also be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such publication or, if published in such Authorized Newspapers on different dates, on the date of the first such publication or on the date of such mailing, as the case may be.

     Notice of a redemption of Notes will be given at least once not less than 20 nor more than 60 days prior to the Redemption Date (which notice shall be published in accordance with the procedures described in the preceding paragraph, and shall be irrevocable except as otherwise provided in the second paragraph under "-- Redemption -- Redemption for Taxation Reasons") and will specify the Redemption Date.

REPLACEMENT OF NOTES AND COUPONS

     Registrable Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to a transfer agent outside the United States of the mutilated Registrable Notes and coupons or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Registrable Note or coupon, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Registrable Note or coupon before a replacement Registrable Note (with the relevant coupons appertaining thereto, if any) or coupon will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     The Company will pay all stamp and other duties, if any, which may be imposed by the United States or The Netherlands or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the issuance of Common Shares upon any conversion of Notes. Except as described under "-- Payment of Additional Amounts," the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

     The Indenture, the Notes and the Registration Rights Agreement are governed by and construed in accordance with the laws of the State of New York, United States of America (except to the extent that the law of companies of The Netherlands applies).

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured or waived in a timely manner), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

NOTES ISSUED IN RELIANCE UPON REGULATION S

     The Bearer Notes issued in the Original Offering in reliance upon Regulation S are not being registered pursuant to the Registration Statement of which this Prospectus forms a part. The Bearer Notes issued under the Indenture are governed by substantially similar terms as the Registrable Notes, except with respect to certain mechanical provisions relating to form and denomination, payment and conversion, redemption for taxation reasons and payment of additional amounts. Bearer Notes may be exchanged at the option of the Holder for Registrable Notes, but Registrable Notes may not be exchanged at for Bearer Notes as a result of certain securities law and tax restrictions. For a complete description of the terms and conditions of the Regulation S Notes, see the detailed provisions of the Indenture.

                        SHARE CERTIFICATES AND TRANSFER

     The Common Shares are issuable in registered form or bearer form. Registered Shares may consist of either Common Shares registered with the Company's transfer agent and registrar in New York, New York ("New York Registry Shares"), Citibank, N.A. (the "New York Transfer Agent") or Common Shares registered at the Company's offices in Barneveld, The Netherlands (the "Barneveld Register"). New York Registry Shares may be evidenced by certificates printed in the English language and are registered in book-entry form, while Common Shares registered in the Barneveld Register are registered in book-entry form. Bearer Shares are represented by certificates printed in the Dutch language with a dividend sheet attached ("CF-certificates"). CF-certificates must remain deposited with an authorized custodian and may only be transferred through the book-entry transfer systems maintained by NECIGEF (Nederlands Centraal Instituut voor Giraal Effectenverkeer, the Netherlands Central Institute for Giro Securities), Cedel Bank, S.A. or Euroclear.

The transfer of Registered Shares requires an instrument intended for such purpose and, except when the Company itself is a party to such legal act, the written acknowledgement of the transfer by the Company or, in the case of the New York Registry Shares, the New York Transfer Agent (in the name of the Company), and submission of the share certificates, if any, to the Company or (in the name of the Company) to the New York Transfer Agent. The transfer of Registered Shares requires the permission of the Management Board, unless the instrument of transfer is in the form supplied by the Company (which the Company makes available free of charge).

The Common Shares are listed on the Nasdaq National Market and on the Amsterdam Stock Exchange. Only New York Registry Shares may be traded on the Nasdaq National Market and only Bearer Shares may be traded on the Amsterdam Stock Exchange.

Bearer Shares may be converted into Registered Shares at the request of the holder and vice versa. A holder may convert Bearer Shares to New York Registry Shares by providing a written request for such exchange and surrendering the Bearer Shares at the principal office of ABN AMRO Bank N.V., Herengracht 595, 1017 CE Amsterdam, The Netherlands, the Dutch exchange agent (the "CF Agent"). The CF Agent will instruct the New York Transfer Agent to issue New York Registry Shares and to deliver the corresponding share certificates. Similarly, a holder may convert New York Registry Shares to Bearer Shares by presenting a written request for such exchange and surrendering the New York Registry Shares to the New York Transfer Agent. The New York Transfer Agent will then instruct the CF Agent in The Netherlands to issue and deliver Bearer Shares for the same number of shares. Bearer Shares and New York Registry Shares registered with the New York Transfer Agent and Registrar may upon cancellation also be exchanged into Common Shares in registered form registered upon the Barneveld Register and vice versa. Share certificates for New York Registry Shares may be exchanged at the office of the New York Transfer Agent for certificates of other authorized denominations. A fee will be charged to shareholders for the exchange of New York Registry Shares for Bearer Shares or Common Shares of the Barneveld Register (and for each other such conversion).

     Bearer Shares have been accepted for clearance through Cedel Bank, S.A. and Euroclear (Common Code 5740223 and ISIN NL0000 336337). The Fonds Code for the Common Shares on the Amsterdam Stock Exchange is 33633.

                                    TAXATION

GENERAL

     The following is a summary of certain Netherlands and U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Notes (including conversion of the Notes into Common Shares) and of the Common Shares into which the Notes may be converted. It does not address the tax treatment of certain types of investors (e.g., individual retirement and other tax deferred accounts, life insurance companies, tax-exempt organizations, dealers in securities and holders of Notes or the Common Shares as part of a straddle, hedging or conversion transaction for U.S. federal income tax purposes) all of whom may be subject to tax rules that differ significantly from those set forth below. This summary does not address any laws other than the tax laws of The Netherlands and U.S. federal income tax law as currently in effect ( all of which could change at any time, possibly with retroactive effect) and is for general information purposes only. It is not intended as tax advice, and it does not consider any investor's particular circumstances. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE NETHERLANDS, U.S. AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES AND THE COMMON SHARES.

NETHERLANDS TAXATION

  NETHERLANDS WITHHOLDING TAX

     All payments made by the Company with respect to the Notes, including any Additional Amounts, will be made free of withholding or deduction, for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

     The Company does not expect to pay dividends on the Common Shares in the foreseeable future. To the extent that dividends are distributed by the Company, such dividends would be subject under Netherlands tax law to withholding tax at a rate of 25%. Dividends include dividends in cash or in kind, constructive dividends and liquidation proceeds in excess of, for Netherlands tax purposes, recognized paid-in capital. Stock dividends are also subject to withholding tax unless distributed out of the Company's paid-in share premium as recognized for Netherlands tax purposes.

     A non-resident shareholder can be eligible for a reduction or a refund of Netherlands dividend withholding tax under a tax convention which is in effect between the country of residence of the non-resident shareholder and The Netherlands. The Netherlands has concluded such conventions with, among others, the United States and all member states of the European Union except Portugal. Under most of these conventions, Netherlands dividend withholding tax is reduced to a rate of 15% or less unless the recipient shareholder has a permanent establishment in The Netherlands to which the Notes or the Common Shares are attributable.

     No withholding tax applies on the sale or disposition of Common Shares to persons other than the Company and affiliates of the Company.

  TAXES ON INCOME AND CAPITAL GAINS

     A holder of Notes or of Common Shares will not be subject to any Netherlands taxes on income or capital gains in respect of any payments under the Note or dividends on the Common Shares or in respect of any gain realized on the disposal of the Note (including any gain realized upon conversion of a Note) or the Common Shares provided that:

          (i) such holder is neither resident nor deemed to be resident in The Netherlands;

          (ii) such holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the Notes or the Common Shares are attributable; and

          (iii) such holder does not have a substantial interest or a deemed substantial interest in the share capital of the Company or, if such holder does have such an interest, it forms part of the assets of an enterprise.

     As of January 1, 1997, a holder of Notes or Common Shares will generally not have a substantial interest if he, his spouse, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, shares representing five per cent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Company. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

  NET WEALTH TAX

     A holder of Notes or of Common Shares will not be subject to Netherlands net wealth tax in respect of the Notes or the Common Shares provided that such holder is not an individual or, if he is an individual, the conditions described in clauses (i) and (ii) of the proviso under "-- Taxes on Income and Capital Gains" are satisfied.

  GIFT, ESTATE OR INHERITANCE TAXES

     No gift, estate or inheritance taxes will arise in The Netherlands with respect to an acquisition of Notes or Common Shares by way of a gift by, or on the death of, a holder of Notes or Common Shares who is neither resident nor deemed to be resident in The Netherlands unless (i) such holder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the Notes or the Common Shares are or were attributable, or (ii) in the case of a gift of Notes or the Common Shares by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift while being resident or deemed to be resident in The Netherlands.

  CAPITAL TAX

     No Netherlands capital tax will be payable in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the Courts of The Netherlands) of the Notes or the performance by the Company of its obligations thereunder.

  OTHER TAXES AND DUTIES

     No Netherlands registration tax, customs duty, stamp duty or any other similar documentary tax or duty other than court fees is payable in The Netherlands by a holder of Notes or Common Shares in respect of or in connection with the execution and, delivery of the Notes and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the Courts of The Netherlands) of the Notes, or the performance by the Company of its obligations thereunder, or consummation of the transactions contemplated thereby.

  TURNOVER TAX

     No Netherlands turnover tax arises in respect of payments in consideration of the issue of Notes or of the Common Shares or with respect to payments by the Company or principal or premium or redemption price or repurchase price of, or interest on, a Note.

U.S. FEDERAL INCOME TAXATION

     For purposes of this summary, a "U.S. Holder" is any holder of the Notes or of the Common Shares that is (i) a citizen or resident of the United States,
(ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States (or any State thereof, including the District of Columbia), or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-U.S. Holder" is any holder of Notes or of the Common Shares that is not a U.S. Holder. This summary is addressed to original purchasers who will hold the Notes and the Common Shares as capital assets and whose functional currency is the U.S. dollar.

  TAXATION OF INTEREST

     Interest paid on a Note (including Additional Amounts) generally will be includible in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder will be required to include in income any amounts paid in respect of withholding taxes (if any) withheld on payments on the Notes. Similar principles would apply if, due to a change in applicable law, Netherlands taxes were imposed. Interest on a Note will be income from sources outside the United States for foreign tax credit limitation purposes. Under the Code, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Interest paid on a Note generally will be either "passive" income or "financial services" income, depending on the particular U.S. Holder's circumstances. Foreign tax credits allowable with respect to each class of income cannot exceed the U.S. federal income tax otherwise payable with respect to such class of income.

     Payments of interest on a Note to a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

  CONVERSION OF THE NOTES

     In general, no gain or loss will be recognized for U.S. federal income tax purposes on a conversion of the Notes into Common Shares. Cash paid in lieu of a fractional share, however, will likely result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of the Common Shares received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share exchanged for cash. The holding period of an investor in the Common Shares received on conversion will include the period during which the converted Notes were held.

  TAXATION OF DIVIDENDS

     The gross amount (before reduction for withholding taxes) of a distribution with respect to the Common Shares will be a dividend to a U.S. Holder, taxable as ordinary income, to the extent of the Company's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions paid by the Company in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in his or her Common Shares, and thereafter as gain from the sale or exchange of a capital asset. These dividends are generally not eligible for the dividends-received deduction otherwise allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. The amount of any distribution paid in guilders will be equal to the U.S. dollar value of the guilders on the date of receipt, regardless of whether the U.S. Holder converts the payment into U.S. dollars. Gain or loss, if any, recognized by a U.S. Holder on the sale or disposition of guilders will be U.S. source ordinary income or loss. A U.S. Holder may elect annually either to deduct The Netherlands withholding tax (see "-- Netherlands Taxation") against its income or take the withholding taxes as a credit against its U.S. tax liability, subject to U.S. foreign tax credit limitation rules discussed above. Dividend income will be income from sources outside the United States for foreign tax credit limitation purposes. Dividend income generally will be either "passive" income or "financial services" income, depending on the particular U.S. Holder's circumstances.

     Payments of dividends on the Common Shares to a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

  DISPOSITIONS OF THE NOTES OR COMMON SHARES

     A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of the Notes (other than as a result of conversion into Common Shares, as discussed above) or the Common Shares in an amount equal to the difference between the amount realized (other than accrued but unpaid interest which will constitute ordinary income) and the U.S. Holder's tax basis in the Notes or Common Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Notes or Common Shares have been held (or deemed held) for more than one year. Gain generally will be income from U.S. sources for foreign tax credit limitation purposes. Loss may be treated as foreign source loss by reference to the source of interest on the Notes.

     Gain realized by a Non-U.S. Holder upon the sale or other disposition of a Note or of a Common Shares generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) the holder is an individual who was present in the United States for at least 183 days in the taxable year of such sale, exchange or retirement and certain other conditions are met.

  PASSIVE FOREIGN INVESTMENT COMPANIES

     The Company may be classified as a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes if certain tests are met. The Company will be a PFIC with respect to a U.S. Holder if for any taxable year in which the U.S. Holder held the Notes or Common Shares, either (i) 75% or more of the gross income of the Company for the taxable year is passive income; or (ii) the average value during the taxable year of its passive assets (i.e., assets that produce passive income or which are held for the production of passive income) is at least 50% of the average fair market value of all of the Company's assets for such year. Passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities, and gains from assets which would produce such income other than sales of inventory. For the purpose of the PFIC tests, if a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the other corporation and as if it had received directly its proportionate share of the income of such other corporation. The effect of this special provision with respect to the Company and its direct and indirect ownership of its subsidiaries is that the Company, for purposes of the income and assets tests described above, will be treated as owning directly its proportionate share of the assets of the subsidiaries and of receiving directly its proportionate share of each of those companies' income, if any, so long as the Company owns, directly or indirectly, at least 25% by value of the particular company's stock. Active business income of the Company's subsidiaries will be treated as active business income of the Company, rather than as passive income.

     If the Company were to be classified as a PFIC, a U.S. Holder would be subject to various adverse U.S. tax consequences. Such adverse consequences would generally include an interest charge on taxes deemed deferred by them on receipt of certain "excess" distributions by the Company to the U.S. Holder and on realization of gain on disposition of the Notes or Common Shares (all of which distributions and gains would be taxable as ordinary income at the highest marginal rate). However, the foregoing interest charge could be avoided if a U.S. Holder were to make a qualified electing fund ("QEF") election and the Company were to agree to comply with certain reporting requirements. If a QEF election were made, the U.S. Holder would be currently taxable on the U.S. Holder's pro rata share of the Company's ordinary earnings and profits and long-term capital gains for each year (at ordinary income or capital gains rates, respectively), even if no dividend distributions were received. Based on the nature of the Company's expected income and assets, management does not expect that the Company should be classified as a PFIC in the foreseeable future.

  FOREIGN PERSONAL HOLDING COMPANIES

     The Company or any of its non-U.S. subsidiaries may be classified as a "foreign personal holding company" ("FPHC") if in any taxable year five or fewer persons who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the Company's stock (a "U.S.

group") and more than 60% of the gross income of the Company or the subsidiary consists of passive income for purposes of the FPHC rules. Because substantially all of the Company's income is likely to consist of dividends from subsidiaries, which generally is passive income for purposes of the FPHC rules, it is likely to meet the income test. Similarly, if more than 60% of the gross income of a non-U.S. subsidiary of the Company were to consist of dividends, interest, royalties (other than active business computer software royalties) or other types of passive income, the subsidiary would meet the FPHC income test.

     If the Company or any of its subsidiaries is or becomes an FPHC, each U.S. Holder of Common Shares (including a U.S. corporation) who held stock in the Company in the last day of the taxable year of the Company, or, if earlier, the last day of its taxable year on which a U.S. group existed with respect to the Company would be required to include in gross income as a dividend such shareholder's pro rata portion of the undistributed income of the Company or the subsidiary, even if no cash dividend were actually paid. In such case, if the Company were an FPHC, a U.S. Holder would be entitled to increase its tax basis in the shares of the Company by the amount of a deemed dividend from the Company. If a subsidiary of the Company were an FPHC, a U.S. Holder in the Company should be afforded similar relief, although the law is unclear as to the form of the relief.

     If either Jan Baan or J.G. Paul Baan were to become a U.S. citizen or resident, or marry a U.S. citizen or resident, a U.S. group might then exist based upon the shares considered owned by him (or such U.S. citizen or resident spouse). Moreover, if a member of either Jan or J.G. Paul Baan's family were to own one or more shares in the Company and become a U.S. citizen or resident, shares owned by such Baan brother could be considered owned by such family member so as to create a U.S. group. Although the Company believes that at the present time no U.S. group exists, and that no U.S. group will exist on completion of the offering, the Company can give no assurances regarding future ownership of Company Shares by members of the Baan family, or future changes in citizenship or residence of Baan family members which could result in the creation of a U.S. group and thus cause the Company to be treated as an FPHC. Moreover, the Company can give no assurance that it will have timely knowledge of the formation of a U.S. group. In this regard, the Company does not assume any obligation to make timely disclosure with respect to such status.

     If the Company becomes an FPHC, a U.S. person who acquires shares from a decedent would be denied the step-up of tax basis of such shares to fair market value or the decedent's basis.

     As noted above, certain U.S. tax consequences depend on the composition of the income of the Company and its subsidiaries. The tax law is not entirely clear as to the proper classification of all relevant types of income which the Company and its subsidiaries may realize. Accordingly, there can be no assurance that management's expectations described in the preceding section will be fulfilled.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments in respect of Notes or the Common Shares may be subject to information reporting to the U.S. Internal Revenue Service and to a 31% U.S. backup withholding tax. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status or who is otherwise exempt from backup withholding. Generally, a U.S. Holder will provide such certification on Form W-9 (Request for Taxpayer Identification Number and Certification) and a Non-U.S. Holder will provide such certification on Form W-8 (Certificate of Foreign Status). The United States Treasury Department recently proposed regulations that, if finalized, would change the requirements for establishing an exemption from information reporting and backup withholdings.

  STATE AND LOCAL TAXES

     State and local treatment may differ from federal income tax treatment. Each U.S. Holder should seek tax advice with respect to applicable state and local taxes.

                                SELLING HOLDERS

     The Registrable Notes were originally issued by the Company and sold by Deutsche Morgan Grenfell Inc. (the "Initial Purchaser") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of institutional investors that are accredited investors within the meaning of Rule 501(a) of the Securities Act, or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Registrable Notes and Common Shares issued upon conversion of the Notes. The term Selling Holder includes the holders listed in any Supplement hereto and the beneficial owners of the Registrable Notes and their transferees, pledgees, donees or other successors. Any such Supplement will contain certain information with respect to the Selling Holders and the respective aggregate principal amount of Registrable Notes beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information will be obtained from the Selling Holders and the Trustee.

     Except as may be set forth in any Supplement hereto, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or its affiliates. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Registrable Notes or the Common Shares issuable upon conversion of the Notes, no estimate can be given as to the principal amount of the Registrable Notes or the number of Common Shares issuable upon conversion of the Registrable Notes that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Registrable Notes, since the date on which they provided the information regarding their holdings of Registrable Notes, in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

     The Registrable Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Registrable Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Registrable Notes and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Registrable Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Registrable Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Registrable Notes and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the Registrable Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation service on which the Registrable Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Registrable Notes and the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Registrable Notes and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Registrable Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Registrable Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Registrable Notes and Common Stock by the Selling Holders. The foregoing may affect the marketability of the Registrable Notes and the Common Stock.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Registrable Notes and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

     The validity of the Notes and the Common Shares issuable on conversion thereof have been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, solely as to matters of U.S. law, and by De Brauw Blackstone Westbroek, Amsterdam, The Netherlands, solely as to matters of Netherlands law.

                                    EXPERTS

     The consolidated financial statements of Baan Company N.V. incorporated by reference in the Company's annual report (Form 20-F) for the year ended December 31, 1996, have been audited by Moret Ernst & Young Accountants, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

--------------------------------------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Enforceability of Civil Liabilities...    1
Available Information.................    1
Incorporation of Certain Documents
  by Reference........................    3
Summary...............................    4
The Company...........................    6
Risk Factors..........................    8
Exchange Controls and Other
  Limitations Affecting Security
  Holders.............................   16
Limitation of Liability and
  Indemnification.....................   17
Ratio of Earnings and Fixed Charges...   17
Use of Proceeds.......................   17
Description of Registrable Notes......   18
Share Certificates and Transfer.......   33
Taxation..............................   34
Selling Holders.......................   39
Plan of Distribution..................   39
Legal Matters.........................   40
Experts...............................   40


--------------------------------------------------------

                                  [BAAN LOGO]

U.S. $113,550,000
4.5% CONVERTIBLE SUBORDINATED
NOTES DUE 2001

Prospectus

May   , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF REGISTRATION AND DISTRIBUTION.

     The following table sets forth the estimated expenses of the Registrant in connection with the offering described in this Registration Statement.

        Securities and Exchange Commission registration fee.............    $ 34,409
        Accountants' fees and expenses..................................       5,000
        Legal fees and expenses.........................................      25,000
        Printing and engraving expenses.................................      25,000
        Trustee's fees and expenses.....................................      10,000
        Miscellaneous...................................................      10,591
                                                                            --------
                  Total.................................................    $110,000
                                                                            ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has entered into indemnification agreements with its directors and executive officers, providing for indemnification by the Company against any liability to which a director or executive officer may be subject for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation), arising out of or in any way related to acts or omissions as a member of the Management or Supervisory Board, or an executive officer, or in any other capacity in which services are rendered to the Company or its subsidiaries. The Company believes that the indemnification agreements will assist the Company in attracting and retaining qualified individuals to serve as directors and executive officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if indemnification if expressly prohibited under applicable law,
(ii) for certain violations of securities laws or (iii) for certain claims initiated by the officer or director. Generally, under Netherlands law a director will not be held personally liable for decisions made with reasonable business judgment, absent self dealing. In addition, indemnification may not be available to directors or officers under Netherlands law if any act or omission by a director or officer would qualify as willful misconduct or gross negligence. Due to the lack of applicable case law, it is not clear whether indemnification if available in case of a breach of securities laws of the United States. See 'Enforceability of Civil Liabilities.'

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                         DESCRIPTION
-------    ------------------------------------------------------------------------------------
   1.1*    Purchase Agreement dated December 15, 1996 among the Company and Morgan Grenfell &
           Co., Limited, Deutsche Morgan Grenfell Inc., and AMRO Rothschild, and Banque
           Indosuez.
   4.1*    Indenture, dated as of December 15, 1996, between the Company and Marine Midland
           Bank, as Trustee, relating to the Notes.
   4.2*    Form of Notes (included in Exhibit 4.1.)
   4.3**   Specimen Certificate of Common Stock of Baan Company N.V.
   4.4*    Articles of Association
   4.8*    Registration Rights Agreement, dated December 15, 1996 among the Company and Morgan
           Grenfell & Co. Limited, Deutsche Morgan Grenfell Inc., ABN AMRO Rothschild, and
           Banque Indosuez.
   5.1*    Opinion of DeBrauw Blackstone Westbroek.
  23.1     Consent of Moret Ernst & Young Accountants, independent auditors.
  23.2*    Consent of Counsel (contained in Exhibit 5.1 hereto).
  24.1*    Power of Attorney.
  25.1*    Form T-1 Statement of Eligibility and Qualification of Trustee.


---------------
 * Previously filed.

** Incorporated by reference to the Registration Statement (Registration No.
   33-91598) on Form F-1 filed on May 19, 1995.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CUPERTINO, STATE OF CALIFORNIA, ON THE 20TH DAY OF MAY, 1997.


                                          BAAN COMPANY N.V.

                                          By:                  *
                                            ------------------------------------

                                                       Jan Baan B.V.
                                              Managing Director, Chairman and
                                                            Chief
                                                     Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                TITLE                      DATE
------------------------------------------   -----------------------------   -------------------

                    *                        Managing Director, Chairman     May 20, 1997
------------------------------------------   and Chief Executive Officer
             (Jan Baan B.V.)                 (Principal Executive Officer)

                    *                        Supervisory Director            May 20, 1997
------------------------------------------
             (J.G. Paul Baan)

                    *                        Managing Director, President    May 20, 1997
------------------------------------------   and Chief Operating Officer
             (Tom C. Tinsley)

                    *                        Chief Financial Officer         May 20, 1997
------------------------------------------
             (Jan Westerhoud)

                    *                        Supervisory Director            May 20, 1997
------------------------------------------
            (William O. Grabe)

                    *                        Supervisory Director            May 20, 1997
------------------------------------------
            (David C. Hodgson)

                    *                        Supervisory Director            May 20, 1997
------------------------------------------
           (Graham J. Sharman)

                    *                        Supervisory Director            May 20, 1997
------------------------------------------
          (J.C. (Hans) Wortmann)

       *By: /s/ WILLEM H. HEIJTING
------------------------------------------
             Attorney in Fact

                                                                    EXHIBIT 24.1

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jan Baan, Thomas C. Tinsley, Jan Westerhoud, and Willem H. Heijting, his true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to such certain Registration Statement dated March 31, 1997, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            SIGNATURE                                   TITLE                           DATE
----------------------------------  ---------------------------------------------  ---------------

           /s/ JAN BAAN             Managing Director, Chairman of the Board and    March 28, 1997
----------------------------------  Chief Executive Officer
             Jan Baan               (Principal Executive Officer)

        /s/ J.G. PAUL BAAN          Chairman of the Supervisory Board               March 28, 1997
----------------------------------
          J.G. Paul Baan

      /s/ THOMAS C. TINSLEY         Managing Director, President and Chief          March 28, 1997
----------------------------------  Operating Officer
        Thomas C. Tinsley

        /s/ JAN WESTERHOUD          Vice President, Finance                         March 28, 1997
----------------------------------  (Principal Financial and Accounting Officer)
          Jan Westerhoud

       /s/ WILLIAM O. GRABE         Supervisory Director                            March 28, 1997
----------------------------------
         William O. Grabe

       /s/ DAVID C. HODGSON         Supervisory Director                            March 28, 1997
----------------------------------
         David C. Hodgson

      /s/ GRAHAM J. SHARMAN         Supervisory Director                            March 28, 1997
----------------------------------
        Graham J. Sharman

     /s/ J.C. (HANS) WORTMANN       Supervisory Director                            March 28, 1997
----------------------------------
       J.C. (Hans) Wortmann

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION
-------    ---------------------------------------------------------------------------
   1.1*    Purchase Agreement dated December 15, 1996 among the Company and Morgan
           Grenfell & Co., Limited, Deutsche Morgan Grenfell Inc., and AMRO
           Rothschild, and Banque Indosuez.
   4.1*    Indenture, dated as of December 15, 1996, between the Company and Marine
           Midland Bank, as Trustee, relating to the Notes.
   4.2*    Form of Notes (included in Exhibit 4.1.)
   4.3**   Specimen Certificate of Common Stock of Baan Company N.V.
   4.4*    Articles of Association
   4.8*    Registration Rights Agreement, dated December 15, 1996 among the Company and Morgan Grenfell & Co. Limited, Deutsche Morgan Grenfell Inc., ABN AMRO
           Rothschild, and Banque Indosuez.
   5.1*    Opinion of DeBrauw Blackstone Westbroek.
  23.1     Consent of Moret Ernst & Young Accountants, independent auditors.
  23.2*    Consent of Counsel (contained in Exhibit 5.1 hereto).
  24.1*    Power of Attorney.
  25.1*    Form T-1 Statement of Eligibility and Qualification of Trustee.

---------------
*  Previously filed.

** Incorporated by reference to the Registration Statement (Registration No.
   33-91598) on Form F-1 filed on May 19, 1995.